Exhibit 99.1

Link Media Outdoor Announces the Acquisition of Key Outdoor, Inc.

August 22, 2018

OMAHA, Neb.--(BUSINESS WIRE) – Link Media Outdoor (“Link”), a subsidiary of Boston Omaha Corporation (NASDAQ: BOMN), has completed the acquisition of substantially all of the operating assets of Key Outdoor, Inc. (“Key Outdoor”), based in Bourbonnais, Illinois. Founded in 1977, Key Outdoor has grown to become one of the leading outdoor companies in the Midwest with over 700 structures and almost 1,800 advertising faces, located in Illinois, Iowa and Missouri.

“We are pleased to announce the acquisition of Key Outdoor, a billboard business built with great care by the Dahl family over the past 40 plus years with land costs recently averaging around 20% of revenue,” said Jim McLaughlin, President and CEO of Link. “This is Link’s first acquisition in the region and we hope to continue to expand our footprint further over time in the Midwest and other areas of the country. This acquisition, along with our recently announced acquisition of Tammy Lynn Outdoor, LLC, increases our billboard advertising faces by almost 200% since June 30, 2018.”

The purchase price for the acquisition was $38,000,000 in cash. A portion of the purchase price will be retained by Link for a period of up to 18 months as a partial source of recourse for any indemnification claims by Link. The purchase price is also subject to certain prorations of revenues and expenses to be determined within 90 days following the closing. Each of Key Outdoor and its shareholders have also agreed to not compete with the business for a period of five years.

For more information on Link Media or for any outdoor advertising needs, please visit www.linkmediaoutdoor.com.

About Link Media Outdoor

Link Media Outdoor is engaged in the outdoor advertising business with over 1,280 billboard structures and 2,900 advertising faces located in Alabama, Florida, Georgia, Illinois, Iowa, Missouri, Virginia, West Virginia, and Wisconsin.

Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

Contacts

Link Media Outdoor

Jim McLaughlin

844-404-LINK

info@linkmediaoutdoor.com